Exhibit 99.1
News from The Chubb Corporation
The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
Chubb Estimates Losses from First Quarter Catastrophes;
Chubb Announces its First Quarter Earnings Release Date
FOR IMMEDIATE RELEASE
     WARREN, New Jersey, March 29, 2010 — The Chubb Corporation [NYSE:CB] announced today that it estimates losses from first quarter catastrophes, which include the March Northeast U.S. storm, other U.S. winter storms, the Chilean earthquake, the Australian storms, European windstorm Xynthia and other catastrophe events, to be approximately $290 million pre-tax ($189 million after-tax). These amounts include estimated losses and loss expenses net of reinsurance recoverable and also include estimated reinsurance reinstatement premiums. Of the pre-tax losses, approximately $200 million represents Chubb’s estimate for losses from U.S. catastrophes, of which $125 million was from the March Northeast U.S. storm. Losses from catastrophes outside the U.S. amounted to approximately $90 million pre-tax, of which $70 million was from the Chilean earthquake.
     The Chubb Corporation expects to release first quarter 2010 earnings on Thursday, April 22, 2010 after the close of the market. The press release and financial supplement will be available shortly thereafter on Chubb’s website at www.chubb.com.
     A conference call will take place on the same day, Thursday, April 22, 2010 at 5:00 p.m. Eastern Daylight Time hosted by Chairman, President and CEO John Finnegan and other members of senior management. The call will be broadcast live over the Internet. To listen to the conference call log on to Chubb’s website at www.chubb.com and click on the microphone icon. If you are unable to listen to the live webcast, a replay of the call will be available through Friday, May 21, 2010 on Chubb’s website at www.chubb.com approximately two hours following the webcast.
     You may pre-register to listen to the live conference call on Chubb’s website at www.chubb.com by clicking on this press release in the press release category of our home page.
FORWARD-LOOKING INFORMATION
     The statements in this release about estimated catastrophe losses are “forward-looking information” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA. Actual results may differ materially from those suggested by the forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in our public filings with the Securities and Exchange Commission. Chubb assumes no obligation to update any forward-looking information set forth in this release, which speaks as of its date.

For further information contact:	Investors:	Glenn A. Montgomery
908-903-2365

	Media:	Mark E. Greenberg
908-903-2682